Filed Pursuant to Rule 424(b)(3)
File Number 333-136887

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement dated January 8, 2007
to Prospectus declared
effective on October 12, 2006
(Registration No. 333-136887)

TELANETIX, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated October 12, 2006, relating to the offer and sale by the selling stockholders listed in the Prospectus of up to 1,476,000 shares of common stock of Telanetix, Inc. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This Prospectus Supplement includes the attached Quarterly Report on Form 10-QSB of Telanetix, Inc. for the quarter ended September 30, 2006, filed on November 14, 2006 with the Securities and Exchange Commission.

On January 3, 2007, we filed our Current Report on Form 8-K, as subsequently amended on Form 8-K/A, to disclose our entry into a financing transaction. The material contents of the Form 8-K, as amended are set forth below.

You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this Prospectus Supplement, but not otherwise defined herein, shall have the meanings given to such terms in the Prospectus.

Investing in our common stock involves a number of risks. See "Risk Factors" beginning on page 3 of the Prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol “TNXI”. The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on January 3, 2007 was $1.48.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 8, 2007

Material Information Reported in Current Report on Form 8-K

On December 28, 2006, Telanetix, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with four unaffiliated institutional investors for the sale of Original Issue Discount 6% Convertible Debentures (the "Debentures") and Common Stock Purchase Warrants (the "Warrants"). The Company issued an aggregate of $3.65 million principal amount of Debentures at an original issue discount of 12.5% and 949,907 Warrants, resulting in net proceeds to the Company of $3.1 million, after deducting fees and expenses.

The Debentures are due December 31, 2008. Interest on the Debentures accrues at the rate of 6% per annum and is payable quarterly on April 1, July 1 and October 1, and December 1, commencing on April 1, 2007. Monthly redemption payments equal to 1/18th of the principal amount due under each Debenture begin July 1, 2007 and continue through December 31, 2008. Monthly redemption payments must also include any accrued interest on the portion of the Debentures being redeemed. The Company has the right to pay interest and monthly redemption payments in cash, or upon notice to the holders and compliance with certain Equity Conditions (as defined in the Debenture), the Company can pay all or a portion of any such payment in Common Stock valued at a price equal to the lesser of the then effective Conversion Price (initially $1.54) or 85% of the volume weighted average price ("VWAP") per share as reported on Bloomberg for the Company's Common Stock for the ten trading days prior to the payment date or the date that the shares are delivered. The Company has the option, subject to compliance with certain Equity Conditions, to redeem the Debentures before their maturity by payment in cash of 120% of the then outstanding principal amount of the Debenture plus accrued interest and other charges.

The Debentures are convertible at anytime at the discretion of the holder at a conversion price per share of $1.54, subject to adjustment including full-ratchet, anti-dilution protection. The Company also has the right to force conversion if the VWAP for the Company's Common Stock exceeds 200% of the effective Conversion Price (initially $3.08) for 20 trading days out of a consecutive 30 trading day period.

The Debentures impose certain covenants on the Company, including restrictions against incurring additional indebtedness (other than Permitted Indebtedness as defined in the Debenture), creating any liens on its property (other than Permitted Liens as defined in the Debenture), amending its Certificate of Incorporation or Bylaws, redeeming or paying dividends on shares of its outstanding Common Stock, and entering into certain related party transactions. The Debenture defines certain Events of Default, including without limitation, failure to make a payment obligation, failure to observe other covenants of the Debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of the Company's Common Stock, a change in control, failure secure and maintain an effective registration statement covering the resale of the Common Stock underlying the Debentures and the Warrants, or failure to deliver share certificates in a timely manner. On the occurrence of an Event of Default, the holders of the Debentures have the right to accelerate all amounts outstanding under the Debentures and demand payment of a Mandatory Default Amount equal to 130% of the amount outstanding under the Debenture, plus accrued interest and expenses.

The Company issued an aggregate of 949,907 Warrants in connection with the transaction. The Warrants are five year warrants to purchase the Company’s common stock at a price of $1.69 per share, subject to adjustment, including full-ratchet anti-dilution protection.

The Company also entered into a Registration Rights Agreement dated December 28, 2006, between the Company and the institutional investors, pursuant to which the Company agreed to file a registration statement covering the resale of the shares of Common Stock that may be issued to investors upon the conversion of the Debentures, payment in kind, and the exercise of the Warrants, and to maintain the effectiveness of that registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying Common Stock without volume restrictions under Rule 144(k).

The Debentures and Warrants were issued to the institutional investors in a private placement transaction in accordance with Rule 506 under Regulation D of the Securities Act of 1933. Kaufman Bros., L.P. acted as an advisor to Telanetix in connection with the transaction and received a fee of $80,000 in connection with its services.

The description of the transaction contained herein is qualified in its entirety by reference to the Purchase Agreement, the Registration Rights Agreement, the Form of Debenture and the Form of Warrant, each of which was filed as an exhibit to the Form 8-K and are incorporated herein by reference.

Form 10-QSB for the Period Ended September 30, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-QSB
 (Mark One)
☑	Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2006.

☐	Transition Report pursuant to 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period                      to

Commission File Number 000-51995

TELANETIX, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	77-0622733
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6197 Cornerstone Court E, Suite 108 San Diego, California 92121
(Address of principal executive offices)
(858) 362-2250 (Issuer's telephone number, including area code)

____________________________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days YES ☑ NO ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.): YES ☐ NO ☑

On November 13, 2006, the registrant had outstanding 14,994,667 shares of Common Stock, which is the registrant's only class of common equity.

Transitional Small Business Disclosure Format (Check one): Yes ☐    No ☑

PART I - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets

Current Assets:
Cash	$236,074	$47,906
Accounts receivable, less allowance
for doubtful accounts of $-0- and $-0-	86,555	49,305
Prepaid expenses	50,662	271
Total current assets	373,291	97,482

Property and equipment
Furniture and fixtures	30,008	27,681
Computers and conference equipment	402,309	373,278
	432,317	400,959
Less: accumulated depreciation	(311,428)	(248,653)
	120,889	152,306

Deposits	15,632	18,432

Total assets	$509,812	$268,220

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$196,159	$167,110
Accrued salaries and wages	126,440	136,672
Accrued payroll taxes	2,872	10,455
Accrued vacation	88,850	72,014
Accrued interest, stockholder	117,933	59,593
Notes payable, stockholder	1,300,000	1,331,700
Total current liabilities	1,832,254	1,777,544

Deferred compensation	963,384	963,384

Stockholders' Deficit
Preferred stock, no par value,
10,000,000 share authorized,
none issued and outstanding	-	-
Common stock, $.0001 par value,
200,000,000 shares authorized,
14,994,667 and 13,482,001 shares
issued and outstanding	1,499	1,348
Additional paid in capital	7,437,003	4,410,321
Warrants	10,000	10,000
Deficit accumulated during the development stage	(9,734,328)	(6,894,377)
Total stockholders' deficit	(2,285,826)	(2,472,708)

Total liabilities and stockholders' deficit	$509,812	$268,220

The accompanying notes are in integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30, 2006 (Unaudited)	For the three months ended September 30, 2005 (Unaudited)	For the nine months ended September 30, 2006 (Unaudited)	For the nine months ended September 30, 2005 (Unaudited)	For the period November 20, 2002 (Inception) through September 30, 2006 (Unaudited)
Net sales:
Product	$525,955	$2,412	$542,893	$24,119	$613,614
Services	45,170	8,138	104,170	8,138	136,795
	571,125	10,550	647,063	32,257	750,409

Cost of sales:
Product	126,177	-	142,369	7,477	168,224
Services	50,549	7,828	90,280	7,828	122,965
	176,726	7,828	232,649	15,305	291,189

Gross profit	394,399	2,722	414,414	16,952	459,220

Operating expenses:
Payroll and related benefits	225,010	299,687	1,125,576	756,673	5,183,598
Research and development	3,328	-	3,328	5,450	205,289
Consulting and subcontract	1,256,287	40,625	1,471,586	410,550	2,170,420
Travel and entertainment	44,436	40,263	125,079	71,764	501,481
Professional fees	103,412	40,540	148,487	73,981	449,911
Trade shows	-	5,540	-	28,264	28,264
Rent	19,095	12,057	68,097	53,711	421,447
Utilities	4,870	1,731	9,275	5,843	42,571
Telephone and internet	12,990	15,180	31,734	65,315	316,562
Depreciation	12,854	21,702	70,389	64,205	325,970
Other	48,764	12,092	142,656	34,085	425,269
Total operating expenses	1,731,046	489,417	3,196,207	1,569,841	10,070,782

Operating loss	(1,336,647)	(486,695)	(2,781,793)	(1,552,889)	(9,611,562)

Other income (expense):
Gain (loss) on disposal of fixed assets	-	-	(1,960)	(5,694)	(6,406)
Interest income	453	93	3,003	583	11,691
Interest expense	(19,660)	(19,874)	(59,201)	(40,198)	(122,451)
Total other income (expense)	(19,207)	(19,781)	(58,158)	(45,309)	(117,166)

Loss before income taxes	(1,355,854)	(506,476)	(2,839,951)	(1,598,198)	(9,728,728)

Provision for income taxes	-	-	-	-	5,600

Net loss	$(1,355,854)	$(506,476)	$(2,839,951)	$(1,598,198)	$(9,734,328)

Net loss per share - basic and diluted	$(0.09)	$(0.06)	$(0.20)	$(0.25)	$(1.33)

Weighted average shares outstanding -
basic and diluted	14,730,537	8,905,869	14,322,439	6,483,985	7,316,449

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD NOVEMBER 20, 2002 (INCEPTION)
THROUGH SEPTEMBER 30, 2006

	For the nine months ended September 30, 2006 (Unaudited)	For the nine months ended September 30, 2005 (Unaudited)	For the period November 20, 2002 (Inception) through September 30, 2006 (Unaudited)

Cash flows from operating activities:
Net loss	$(2,839,951)	$(1,598,198)	$(9,734,328)

Adjustments to net loss to cash
provided by operating activities:
Depreciation	70,389	64,205	325,970
Amortization of stock based compensation	460,833	-	537,000
Common stock issued for services	1,107,000	-	1,227,000
Company expenses paid directly by shareholders	-	2,932	6,802
Loss on disposal of fixed assets	1,960	5,694	6,406

Changes in assets and liabilities
Accounts receivable	(37,250)	(5,500)	(86,555)
Inventory	-	(50,992)
Prepaid expenses and deposits	(47,591)	(13,007)	(66,294)
Accounts payable and accrued expenses	29,049	8,473	196,159
Accrued salaries and wages	(10,232)	343,213	126,440
Accrued payroll taxes	(7,583)	(46,413)	2,872
Accrued vacation	16,836	26,315	88,850
Customer deposit	-	16,883	-
Accrued interest, stockholder	58,340	37,323	117,933
Deferred compensation	-	-	963,384

Net cash used by operating activities	(1,198,200)	(1,209,072)	(6,288,361)

Cash flows from investing activities:
Purchase of property and equipment	(54,199)	(44,004)	(482,494)
Proceeds from disposal of fixed assets	13,267	1,935	29,229

Net cash used by investing activities	(40,932)	(42,069)	(453,265)

Cash flows from financing activities:
Proceeds from notes payable issued to shareholders	-	1,300,000	1,411,111
Issuance of common stock	1,459,000	100,000	5,699,400
Payment of notes payable issued to a shareholder	(31,700)	(111,111)	(142,811)
Issuance of warrants	-	10,000	10,000

Net cash provided by financing activities	1,427,300	1,298,889	6,977,700

Net increase (decrease) in cash	188,168	47,748	236,074

Cash at beginning of the period	47,906	4,409	-

Cash at end of the period	$236,074	$52,157	$236,074

Interest paid	$-	$2,857	$3,657

Income taxes paid	$-	$800	$3,200

Liabilities assumed in acquisition of subsidiary	$-	$32,400	$31,700

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Business and Significant Accounting Policies

a.	Summary of Business

The Company was initially incorporated as AER Ventures, Inc. as a Nevada corporation. On August 15, 2005, the Company entered into an Exchange Agreement ("Exchange Agreement") with Telanetix, Inc., a California corporation ("Telanetix-California"), a company in the business of developing and selling advanced technology and services for remote digital conferencing, and certain stockholders of Telanetix-California. In connection with the Exchange, Telanetix-California became a subsidiary of the Company and the former stockholders of Telanetix-California obtained a controlling interest in the Company’s common stock. The Exchange was accounted for as a reverse merger.

Effective March 2006, the Company effected a reincorporation from Nevada to Delaware and changed is name from "AER Ventures, Inc." to "Telanetix, Inc."

The Company is considered a "Development Stage Company" as defined by Statement of Financial Accounting Standards No. 7.

b.	Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the years ended December 31, 2005, and 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months and the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2006.

The Company reported a net loss of $2,839,951 for the nine month period ended September 30, 2006. The net loss from date of inception, November 20, 2002 to September 30, 2006, totaled $9,734,328. These losses raise substantial doubt about the Company’s ability to continue as a going concern unless the Company continues to increase sales and profit contribution as it has in the three months ended September 30, 2006.

The Company gained three new customers during the three month period ended September 30, 2006, revenues and gross margin were significantly higher than in any previous quarter, and the Company moved closer to covering its cash operating costs with the gross profit from its revenue stream. At September 30, 2006 the Company's cash balance was $236,074. Continued operations will depend on whether the Company is able to continue to add customers and revenue in order to cover its cash operating costs. If the Company is unsuccessful in adding additional customers and revenue, then the Company will need to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms, and there can be no assurance that any additional funding that the Company obtains will be sufficient to meet its needs in the long term. The Company will continue to fund operations from cash on hand and through the sources of capital previously described. The Company can give no assurance that any additional capital that it is able to obtain will be sufficient to meet future needs.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

c.	Principles of Consolidation

The consolidated financial statements contain the accounts of the Company and its wholly-owned subsidiary Telanetix-California. All significant intercompany balances and transactions have been eliminated.

d.	Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

e.	Accounts Receivable

Accounts receivable is recorded net of an allowance for expected losses. The allowance is estimated from historical performance and projections of trends.

f.	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line methods based on estimated useful lives of three to seven years. Major replacements which extend the useful lives of equipment are capitalized and depreciated over the remaining useful life. Normal maintenance and repair items are charged to expenses as incurred.

g.	Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which provides for an asset and liability approach in accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

h.	Advertising and Promotions

The Company expenses all advertising and promotion costs as incurred.

i.	Shipping and Handling Costs

Shipping and handling costs include costs associated with delivery of video conferencing equipment from the Company’s sole location to each customer’s designated location. The Company’s policy is to classify shipping and handling costs as part of cost of goods sold in the statements of operations.

j.	Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 - Earnings Per Share. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential dilutive stock options and warrants were converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. The Company’s weighted average common shares outstanding for basic and dilutive were the same since the effect of common stock equivalents was anti-dilutive.

The Company has the following dilutive stock options and warrants as of September 30, 2006 and 2005 which were excluded from the calculation since the effect is anti-dilutive.

	September 30,
	2006	2005

Stock Options	3,351,512	4,251,512
Warrants	300,000	300,000
Total	3,651,512	4,551,512

k.	Revenue Recognition

Revenue is recognized on the accrual basis of accounting when earned. The Company’s primary business generates revenue from selling video conferencing equipment and servicing the systems. Revenue is recognized only after the systems have been installed at the customer’s location and after services have been provided to customers and collection of the sale is reasonably assured.

l.	Stock Based Compensation

Prior to and including the fiscal year ended December 31, 2005, the Company elected to use the intrinsic value based method and to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation. As a result of the recent adoption by the Financial Accounting Standards Board of SFAS No. 123 (revised 2004) "Share-Based Payment," or SFAS No. 123(R), the Company is now required, beginning in the quarter ending March 31, 2006, to apply the fair value method as prescribed in SFAS No. 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

m.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

n.	Fair Value of Financial Instruments

The amounts reported for cash, accounts receivable, accounts payable, and other financial instruments, none of which are held for trading purposes, are considered to approximate fair values based upon comparable market information available at the respective balance sheet date.

o.	Concentration of Risks

The Company transacts its business with primarily one financial institution. From time to time the amount on deposit in this institution may exceed the $100,000 federally insured limit. The balances are maintained in demand accounts to minimize risk.

2.	Notes Payable, Stockholders

Stockholder notes payable consist of the following at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
Note payable to a stockholder of the Company; the note is non-interest bearing, is unsecured, and is due on demand.	$-	$31,700
Note payable to Mainas Development Corporation, which is owned by an individual who is a stockholder of the Company; the note bears 6% interest, is unsecured, and is due on demand.	1,300,000	1,300,000

	$1,300,000	$1,331,700

3.	Deferred Compensation

On August 12, 2005, five of the Company’s key employees entered into deferred compensation agreements for unpaid salaries from 2003 and 2004. The agreements stipulate that the unpaid salaries will be deferred until 2007 and 2008 with 50% of the individual’s deferred compensation paid in each of those years. At September 30, 2006 and December 31, 2005, $963,384 of unpaid salaries are recorded as deferred compensation and reported as a long-term liability in the accompanying financial statements.

4.	Income Taxes

The Company has had no taxable income under Federal or State tax laws. As of December 31, 2005, the Company had loss carryforwards totaling $4.3 million that may be offset against future federal income taxes. If not used, the carryforwards will expire between 2021 and 2024. Due to the Company incurring large net operating losses, a valuation allowance has been provided to reduce the deferred tax assets from the net operating losses to zero. Therefore, no tax benefits are recognized in the accompanying statement of operations.

5.	Warrants

In July 2005, the Company sold warrants to two individuals for a total of $10,000. The agreements allow each of the individuals to purchase up to 150,000 shares each of the Company’s common stock. The warrant to purchase the first 100,000 shares may be exercised at $1.80 per share and expire, if not exercised, on June 30, 2008 and the warrant to purchase up to 50,000 additional shares may be exercised at $1.25 per share and expire, if not exercised, on March 31, 2008. The warrants outstanding at September 30, 2006 are exercisable for a total of 300,000 shares of  the Company’s common stock .

6.	Lease Commitment

The Company leases its office space under a long-term operating lease. Rent expense for the nine months ended September 30, 2006 and 2005 was $68,097 and $53,711, respectively. Rent expense for the three months ended September 30, 2006 and 2005 was $19,095 and $12,057, respectively.

The following is a schedule of future non-cancelable minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year at September 30, 2006.

October 2006 to September 2007	$ 84,344
October 2007 to August 2008	79,530
$ 163,874

7.	Stock Based Compensation

On August 15, 2005, in connection with the Exchange Agreement discussed in Note 1, the Company adopted the AER Ventures, Inc. 2005 Equity Incentive Plan (the "2005 Plan"). Under the terms of the Exchange Agreement, all outstanding options under Telanetix-California's 2001 Equity Incentive Plan were cancelled and new options were issued and granted with similar terms under the 2005 Plan.

The compensation cost that has been charged against income for the 2005 Plan was $460,833 and $-0- for the nine months ended September 30, 2006 and 2005, respectively. The compensation cost that has been charged against income for the 2005 Plan was $6,750 and $-0- for the three months ended September30, 2006 and 2005, respectively.

The total income tax benefit recognized in the statements of operations for share-based compensation arrangements was $-0- for the nine months ended September 30, 2006 and 2005 due to a valuation allowance to reduce deferred tax assets. See Note 4.

The 2005 Plan, permits the grant of share options and shares to its employees for up to 5 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price that is at least equal to the fair market price of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and have ten year contractual terms.

The fair value of each option award is estimated on the date of grant using the Black Scholes option valuation model that uses the assumptions noted in the following table. Because the Black Scholes option valuation model incorporates ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility of the Company’s stock, and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from estimates and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005
Expected volatility	.1%	.1%
Weighted-average volatility	.1%	.1%
Expected dividends	0%	0%
Expected terms (in years)	5-8	5-8
Risk-free rate	5.0%	3.5%-6%

A summary of option activity under the 2005 Plan from January 1, 2005 through September 30, 2006, and changes during the periods then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2005	2,851,512	$ 0.20
Granted	1,500,000	0.41
Exercised	(480,000)	0.20
Forfeited or expired	(220,000)	0.20
Outstanding at December 31, 2005	3,651,512	0.17	7.6	$ 620,000

Granted	10,000	1.50
Exercised	-	-
Forfeited or expired	(310,000)	0.24
Outstanding at September 30, 2006	3,351,512	0.30	6.7	600,000

Exercisable at September 30, 2006	3,031,512	0.31	6.7	537,000

The weighted-average grant-date fair value of options granted during the years 2006 and 2005 was $0.99 and $0.41, respectively. The total intrinsic value of options exercised during the nine months ended September 30, 2006 and the year ended December 31, 2005 was $-0- and $120,000, respectively.

A summary of the status of the Company’s non-vested options as of September 30, 2006, and changes during the year ended December 31, 2005 and the nine months ended September 30, 2006 is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2005	2,182,712	$ -
Granted	1,500,000	0.41
Vested	(2,229,725)	0.03
Forfeited	(220,000)	-
Nonvested at December 31, 2005	1,232,987	0.44

Granted	10,000	0.99
Vested	(743,193)	0.62
Forfeited	(179,794)	0.06
Nonvested at September 30, 2006	320,000	0.20

As of September 30, 2006, there was $63,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of shares vested during the nine months ended September 30, 2006 and 2005 was $460,833 and $-0-, respectively. The total fair value of shares vested during the three months ended September  30, 2006 and 2005 was $6,750 and $-0-, respectively.

8.	Investor Relations Agreement

The Company entered into an independent consulting agreement for investors' communication and public relations services with Salzwedel Financial Communications ("SFC") on August 14, 2006. Pursuant to terms of the one-year agreement, the Company agreed to issue an aggregate of 540,000 shares of common stock to SFC and to pay SFC $5,000 per month for services provided under the agreement. The Company agreed to file a registration statement that includes SFC's shares by January, 2007.

As of September 30, 2006, the Company recorded an expense of $1,107,000 related to the issuance of the 540,000 shares of common stock to SFC, and has been included in consulting and subcontract expense in the accompanying consolidated statement of operations.

9.	Subsequent event

On November 13, 2006, the Company sold 145,833 shares of common stock at $1.20 per share for a total of $175,000 to an accredited investor. In addition, warrants were issued to purchase up to 72,917 shares of Common Stock at $1.50 per share and are exercisable until November 3, 2009.

ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

FORWARD LOOKING STATEMENTS

This quarterly report on Form 10-QSB includes "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than historical facts included in this report, including without limitation, statements under "Plan of Operation", regarding our financial position, business strategy, and plans and objectives of management for the future operations, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, those items discussed under the heading "Risk Factors" below. The discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes in our filing on Form 10-KSB for the year ended December 31, 2005.

OVERVIEW

We develop and market high end video conferencing solutions that enable users to more effectively communicate across geographic boundaries. Our video conferencing solutions utilize high speed internet technology to allow users to interact in a fully immersive real-time video conferencing environment that integrates audio, video, and data from multiple locations. Our Digital Presence TM technology delivers full size, face-to-face images of real-time video, audio, and data in high quality resolution at 30 frames per second. Our solutions are based on next generation standards. We have developed our own high resolution video compression and decompression algorithms implementing advanced MPEG-4 compression on a Linux platform. We also take advantage of decentralized IP multicasting in lieu of legacy conferencing bridges. Our solutions are designed to be simple to use, and allow customers to set up a conference with an intuitive touch screen interface.

We have been a development stage company and are now making the transition to operations. During 2005 we completed development of our initial video conferencing solution and commenced initial product sales. Our revenues are principally derived from the sale of videoconferencing products and services. Our product sales are related to our video conferencing solutions, and include computers, monitors, speakers, cameras and microphones and related hardware devices. Service revenue is derived from the provision of network connectivity and related services. Generally, services are offered under the terms of one year agreements, which call for payment on a monthly basis.

        Our Digital Presence™ systems differ from traditional video conferencing in several important ways. Our Digital Presence™ systems provide a complete immersive environment where meeting participants appear life sized and audio is of studio quality. All of the underlying technology, cameras and microphones are hidden from the user. Systems are installed so that meeting participants maintain eye contact and interact naturally (as if in the same room), as opposed to speaking into a camera and microphone. The transmission quality may help eliminate jitter, poor video quality and interruptions. Conferences are established with a simple “point and click” user interface. The system requires no expert assistance and no training to establish a connection. The system has an easy to use document collaboration feature to allow for the joint review, drafting and editing of documents and presentations.

At the beginning of 2006 our primary business objectives were to secure working capital to fund operations and to develop channel sales relationships with audio video resellers and systems integrators. During the nine month period ended September 30, 2006, we raised $1,459,000 from a private placement of common stock at $1.50 per share. We also established our initial distributor relationships, focusing on partnerships with a very limited number of resellers or channel partners, each of which will be responsible for all the business in an exclusive territory. In connection with those relationships we have established five demonstration centers across the country. A substantial portion of our business efforts for the balance of 2006 will be devoted to establishing customer sales through those channels.

During the three months ended September 30, 2006, we secured our first significant customer accounts resulting in significantly increased sales transactions in the marketplace and significant gross profit contribution towards our cash operating expenses.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements. We have identified the accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our actual results may differ substantially from these estimates under different assumptions or conditions. Our significant accounting policies are described in more detail in the notes to consolidated financial statements included elsewhere in this filing. We believe that the following accounting policies require the application of significant judgments and estimates.

Revenue Recognition

Revenue is recognized on the accrual basis of accounting when earned. The Company’s primary business generates revenue from selling video conferencing equipment and servicing the systems. Revenue is recognized only after the systems have been installed at the customer’s location and after services have been provided to customers and collection of the sale is reasonably assured.

Stock Based Compensation

Prior to and including the fiscal year ended December 31, 2005, the Company elected to use the intrinsic value based method and to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation. As a result of the recent adoption by the Financial Accounting Standards Board of SFAS No. 123 (revised 2004) "Share-Based Payment," or SFAS No. 123(R), the Company is now required, beginning in the quarter ending March 31, 2006, to apply the fair value method as prescribed in SFAS No. 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

RESULTS OF OPERATIONS

Net Sales

Net sales for the three months ended September 30, 2006 were $571,125 as compared to $10,550 for the three months ended September 30, 2005, an increase of $560,575 (5,314%).  Net sales for the nine months ended September 30, 2006 were $647,063 as compared to $32,257 for the nine months ended September 30, 2005, and increase of $614,806 (1,906%). Our sales for both periods in 2006 represent equipment sales to our channel partners and three new customers, as well as our monthly billings to our channel partners and customers for network service access. We did not introduce our video conferencing solutions for sale until the second quarter of 2005, when we had product sales to one of our channel partners.

We are devoting a significant portion of our management resources and efforts to the establishment of our Channel Partner network and establishing sales of our video conferencing products and services. While we anticipate that sales volume will increase as a result of these efforts, we are selling our video conferencing solutions through a new and continually emerging network of sales channels. Furthermore, our sales often require several customer meetings and demonstrations. Consequently, sales cycles, closure rates, and the timing and amount of future revenues are necessarily difficult to predict. We anticipate revenues will be inconsistent for at least the next twelve months.

Cost of Sales

Cost of sales for the three months ended September 30, 2006 were $176,726, or 31% of net sales, as compared $7,828, or 74% of net sales, for the three months ended September 30, 2005. Cost of sales for the nine months ended September 30, 2006 were $232,649, or 36% of net sales, as compared to $15,305, or 47% of net sales, for the nine month period ended September 30, 2005. Cost of sales for products consists primarily of equipment costs, and is variable based on the prevailing market rates for these items. Cost of sales for services consists primarily of charges from third party network providers.

Gross Profit

Gross profit for the period was $394,399 or 69% of net sales. Gross profit contribution significantly offset cash operating expenses for the first time. Gross profit for the three months ending September 30, 2006 were higher than anticipated primarily due to cost reduction benefits realized through enhancements to our software, which decreased the hardware requirements of our product.

Operating Expenses

Operating expenses for the three months ended September 30, 2006 were $1,731,046 as compared to $489,417 for the three months ended September 30, 2005. The net increase in the current year period of $1,241,629 (254%) over the prior year period consists of the following items. Consulting and subcontractor expenses increased during the current year period by $1,215,662 (2992%) because of a non-cash expense of $1,107,000 for the issuance of 540,000 shares of common stock to our new investor relations firm, and we are using more technical consultants as we attempt to expand our market presence and improve our products and services. Our payroll and related benefits decreased during the current year period by $74,677 (25%) because we had more employees in the prior year period, and we rely more on consultants in the current year period than we did in the prior year period. Professional fees increased during the current year period by $62,872 (155%) primarily because of our preparation and filing of a registration statement during the current year period and due to other one-time legal fees. Other expenses, which include office, insurance and marketing related expenses, increased during the current year period by $36,672 (303%) as a result of our increased business activity.

Operating expenses for the nine months ended September 30, 2006 were $3,196,207 as compared to $1,569,841 for the nine months ended September 30, 2005. The net increase in the current year period of $1,626,366 (104%) over the prior year period consists of the following items. Our payroll and related benefits increased during the current year period by $368,903 (49%) because we had a non-cash expense of $413,333 related to the accelerated vesting on options to purchase 466,667 shares of common stock held by Richard M. Ono, our Chief Operating Officer and our Chief Financial Officer. Consulting and subcontractor expenses increased during the current year period by $1,061,036 (258%) because we had a non-cash expense of $1,107,000 for the issuance of 540,000 shares of common stock to our new investor relations firm. In addition, other expenses increased $108,571 (319%); professional fees increased $74,506 (101%), and travel and entertainment expense increased $53,315 (74%). These increases were offset by decreased expenses for, telephone and internet expense $33,581 (51%); and trade shows $28,264 (100%).

Interest Expense

Interest expense for the three months ended September 30, 2006 was $19,660 as compared to $19,874 for the three months ended September 30, 2005, a decrease of $214 or 1%. Interest expense for the nine months ended September 30, 2006 was $59,201 as compared to $40,198 for the nine months ended September 30, 2005, an increase of $19,003 or 47%.

The increase in interest expense for the nine month period as compared to the comparable period last year is attributable to interest accruing on our 6% promissory notes that were issued in a private placement transaction in the second quarter of 2005.

Net Loss

Net loss for the three months ended September 30, 2006 was $1,355,854 as compared to a net loss of $506,476 for the three months ended September 30, 2005, an increase of $849,378 or 168%. Net loss for the nine months ended September 30, 2006 was $2,839,951 as compared to a net loss of $1,598,198 for the nine months ended September 30, 2005, an increase of $1,241,753 or 78%.

We expect to continue to incur net losses for at least the next twelve months as we attempt to build our business. With the exception of the non-cash salary expense for the second quarter and the non-cash investor relations expense for the third quarter, discussed above, we currently intend to maintain our operating expenses consistent with current levels, and hope to increase net sales. Any decrease in net losses in the next twelve months will depend upon our ability to increase net sales and correspondingly gross profit.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2006, we had $236,074 of cash on hand and a working capital deficit of $1,458,963. At December 31, 2005, we had cash on hand of $47,906 and a working capital deficit of $1,680,062.

Cash used in operations for the nine month period ended September 30, 2006 was $1,198,200. This was primarily the result of a net loss of $2,839,951 offset by stock for services compensation of $1,107,000, amortization of stock based compensation of $460,833, depreciation expense of $70,389, and a net increase in assets and liabilities $1,569. Our revenue and gross profit for the three months ended September 30, 2006 were higher than any previous quarter, and we moved closer to covering our cash operating expenses with our gross profit. We anticipate that our gross profit will continue to increase, covering an increasingly larger portion of our cash operating expenses. However, we anticipate that our operations will continue to use cash during the next twelve months.

Cash used by investment activities was $40,932 for the nine month period ended September 30, 2006, which is comprised of purchases of fixed assets totaling $54,199 and proceeds from the sale of fixed assets totaling $13,267.

Cash provided by financing activities was $1,427,300 for the nine month period ended September 30, 2006. We sold 972,666 shares of Common Stock in a private placement transaction during the period for total proceeds of $1,459,000. We also paid off a note payable to shareholder of $31,700 during the period. Substantially all of our cash prior to this period has been derived from our financing activities, however, we expect a decrease in this trend for the next twelve months as we continue to increase sales and gross profit contribution.

Our cash balance was $236,074 at September 30, 2006, and we will need to increase revenues and gross profit in order to fund future operations. On November 13, 2006, we sold 145,833 shares of common stock and warrants to purchase 72,917 shares of common stock at $1.50 per share to an accredited investor for $175,000, and will use the proceeds to increase cash reserves and fund future operating expenses. If cash reserves are not sufficient to sustain operations, we plan to raise additional capital by selling shares of capital stock or other securities.There are no commitments or arrangements for future financings in place at this time. There can be no assurance that such capital will be available on favorable terms or at all. We may need additional financing thereafter until we can achieve profitability, if ever. If we cannot, we will be forced to curtail our operations or possibly be forced to evaluate a sale or liquidation of our assets. Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment. Any future financing may involve substantial dilution to existing investors

As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2005 financial statements, we have incurred losses from inception and have yet to establish profitable operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Financial Condition

We Have A Limited Operating History and We are Currently In An Early Stage of Operations, We Have Experienced Significant Expenditures Related To Funding Our Initial Development, And We Are Currently Carrying a Net Loss. If Our Business Model Is Not Successful, Or We Are Unable To Generate Sufficient Revenue To Offset Our Start-Up Expenditures, We May Not Become Profitable, And The Value Of Your Investment May Decline.

We have a limited operating history from which to evaluate our business and prospects. We have generated $750,409 in revenue from our inception to September 30, 2006, and we had a cumulative net loss of $9,734,328 for the period since inception at November 20, 2002 to September 30, 2006. We cannot assure you that our future operations will be implemented successfully or that we will ever have profits. We have yet to establish significant customer demand for our products and may not for a significant period of time, which may result in our inability to continue our operations. If we are unable to sustain our operations, we will be forced to cease operations entirely. Furthermore, we are experiencing the initial costs and uncertainties of development stage companies, including additional expenditures, unforeseen costs and difficulties, complications, and delays, all of which must be resolved and/or paid without the benefit of a predictable revenue stream. We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful.

To Satisfy Our Capital Requirements, We Will Seek To Raise Funds In The Public or Private Capital Markets, Which May Not Be Given on Terms Favorable To Us, Or We May Not Be Able To Raise Funds At All. In The Event That We Receive Funds on Undesirable Terms, Or Are Unable To Receive Additional Funds, We May Not Be Able To Fund Our Operations and Will Not Be Able to Continue As A Going Concern. The Additional Funding May Have Terms Which Will Dilute The Value of Your Investment.

We will be required to seek additional funding through the sale of debt or equity securities in order to continue our operations. We cannot assure you that any such funding will be available to us, or if available, that it will be available on terms favorable to us. If adequate funds are not available, we may not be able to continue our operations or implement our planned additional research and development activities. As a result, we may be required to discontinue our operations or curtail our planned sales and research and development plans, thereby reducing or eliminating the value of our equity. If we are successful in obtaining additional funds, the terms of the financing may have the effect of diluting your interest in our Company.

Our Auditors Have Expressed Substantial Doubt Regarding Our Ability To Continue As A Going Concern. If We Are Unable To Continue As A Going Concern, We May Be Required To Substantially Revise Our Business Plan or Cease Operations.

As of the date of our most recent audit, which included the fiscal years ended December 31, 2005 and December 31, 2004, we had not generated sufficient revenues to meet our cash flow needs. As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern. Although we have generated revenue, we are still operating at a net loss, and expect to continue to incur losses for a period of time. We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations. If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

Risks Related to Our Business

We Face Competition From Much Larger and Well-Established Companies.

We face competition in the video conferencing industry from much larger and well-established companies, including Polycom, Inc., and Tandberg, and new entrants such as Hewlett-Packard and Cisco Systems. These companies have substantial financial resources and production, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products. In addition, other established or new companies may develop or market products competitive with our video conferencing system.

Lower Than Expected Market Acceptance Of Our Video Conferencing System and Price Competition Would Negatively Impact Our Business.

We have yet to establish significant customer acceptance of our products. If the market does not accept our products or services, our ability to achieve any level of profitability would be harmed. Our profitability could also be negatively affected in the future as a result of competitive price pressures in the sale of video conferencing systems, which could cause us to reduce the prices for our system. Any such reduction could have an adverse impact on our product margins and profitability.

The Sales Cycle For Our Video Conferencing System Can Be Long and Unpredictable.

The time from introduction to sale of our system can take months as end-users educate themselves on the benefits of our video conferencing system. Our quarterly revenues and operating results depend upon the timing of channel partner orders received during a given quarter and the shipment and recognition of resulting revenue during each quarter, each of which is extremely difficult to forecast. In addition, orders from our channel partners are based on the level of demand from end-user customers. Any decline or uncertainty in end-user demand could significantly negatively impact end-user orders, which could in turn negatively affect orders from our channel partners in any given quarter.

We Face Risks Related To Our Dependence On Channel Partners To Sell Our Products.

We have invested a significant amount of time and resources selecting, educating and training our channel partners on the installation, use and benefits of our video conferencing system. We will need to continue to devote significant resources to educate and train our channel partners about the benefits of our product. Our channel partners carry videoconferencing products of our competitors from whom they derive significant revenues, and although we have received a commitment of minimum sales levels, and each channel partner has purchased systems from us, our channel partners will be selling our competitor’s products as well as our products. These sales may be to customers who would otherwise purchase our videoconferencing system and result in reduced sales and profits.

Our agreements with our channel partners are only for one year, and we cannot be certain as to future order levels from our channel partners or renewal of such agreements. In the event of one of our channel partners does not renew our agreement, we will lose that distribution channel and will need to identify and secure another source. If we were unable to timely find a replacement channel partner or alternative distribution source it would harm our results of operations.

Risks Relating to Our Industry

We face risks associated with our products and product development, including new product introductions and transitions.

The video conferencing industry is characterized by rapidly changing technology, such as the recent demand for high definition video technology, evolving industry standards and frequent new product introductions. The success of our products depends on several factors, including proper new product definition, product cost, timely completion and introduction of new products, proper positioning of new products in relation to our total product portfolio and their relative pricing, differentiation of new products from those of our competitors, and market acceptance of these products. Additionally, properly addressing the complexities associated with compatibility issues, channel partner and sales force training, technical and sales support, as well as field support, are also factors that may affect our success.

Risks Related to the Market for Our Common Stock

We have experienced, and may continue to experience, significant fluctuations in the market price of our common stock.

The market price of our common stock has from time to time experienced significant fluctuations. The market price of our common stock may be significantly affected by a variety of factors, including:

• the announcement of new products or product enhancements by us or our competitors;

• technological innovations by us or our competitors;

• quarterly variations in our results of operations;

• acquisition of one of our competitors by a significantly larger company;

• general market conditions or market conditions specific to technology industries; and

• domestic and international macroeconomic factors.

Our board of director has the right to issue additional shares of common stock or preferred stock, without shareholder consent, which could have the effect of creating substantial dilution or impeding or discouraging a takeover transaction.

Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

• diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

• putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

• effecting an acquisition that might complicate or preclude the takeover.

We May Be The Subject Of Securities Class Action Litigation Due To Future Stock Price Volatility.

In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We Have Never Paid Dividends On Our Capital Stock, And We Do Not Anticipate Paying Any Cash Dividends In The Foreseeable Future.

We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Recently Enacted And Proposed Changes In Securities Laws And Regulations Are Likely To Increase Our Costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. Compliance with portions of the Act has been phased in over time for smaller issuers like us, so we have not yet taken all actions or incurred all expenses that will be necessary to comply with the Act. The Act also requires the SEC to promulgate new rules on a variety of subjects, and the SEC is continuing in that process. We expect these developments to increase our legal and financial compliance costs, and to make some activities more difficult, such as stockholder approval of new option plans. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Our Common Stock Is Traded On The OTC Bulletin Board, Which May Be Detrimental To Investors.

Our shares of common stock are currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our Common Stock Is Subject To Penny Stock Rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

ITEM 3.	CONTROLS AND PROCEDURES

DISCLOSURE CONTROLS AND PROCEDURES

Disclosure controls and procedures are controls and other procedures that are designed to ensure that the information required to be disclosed by a company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports that a company files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its Principal Executive Officer and Principal Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

We maintain disclosure controls and procedures designed to ensure that material information related to our Company is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms.

Under the supervision of our Chief Executive Officer and our Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of September 30, 2006, the design and operation of such disclosure controls and procedures were effective.

CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING

During the most recent fiscal quarter, we did not experience any changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that has materially affected, or is likely to materially affect, our internal control over financial reporting.

LIMITATIONS ON DISCLOSURE CONTROLS AND PROCEDURES

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls or internal controls over financial reporting will prevent all errors or all instances of fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Because of the small size of our current operations, supervision of financial controls is concentrated in a few individuals and we have limited opportunity to segregate duties or implement checks and balances. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitation of a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II- OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

In the course of our business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. However, in the opinion of our management, there are no legal claims currently pending or threatened against us that would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

In September, 2006, we issued 540,000 shares of our common stock to a financial communications company in a private placement transaction pursuant to terms of an independent consulting agreement. We recorded a charge of $1,107,000 related to the issuance, and did not receive any proceeds from the issuance. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

In November, 2006, we sold 145,833 shares of common stock and warrants to purchase 72,917 shares of common stock at $1.50 per share to an accredited investor for proceeds of $175,000. The proceeds will be used to increase cash reserves and fund future operating expenses. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On August 14, 2006, the Company held its Annual Meeting of the Stockholders (the "Annual Meeting") to vote on the following two proposals:

1.	To elect a board of two (2) directors to hold the office during the ensuing year or until their respective successors are elected and qualified; and

2.	To approve the Company's 2005 Equity Incentive Plan.

At the Annual Meeting, Thomas A. Szabo and Stephen Spalding were elected to the Company’s Board of Directors to serve until the 2007 Annual Meeting of Stockholders and until their successors are elected and have qualified, as follows:

NAME	FOR	WITHHELD

Mr. Thomas Szabo	7,435,980	0

Mr. Stephen Spalding	7,435,980	0

The proposal to adopt the Company's 2005 Equity Incentive Plan was approved by the following vote of the Stockholders at the Annual Meeting:

For	Against	Abstain
7,410,980	0	25,000

The foregoing actions are described in further detail in the Company's Definitive Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission on July 25, 2006.

ITEM 5.	OTHER INFORMATION

Effective October 14, 2006, Mr. Stephen Spalding resigned as a member of our Board of Directors.

ITEM 6.	EXHIBITS

Exhibit Number	Description

4.1	Form of Subscription Agreement for November 2006 private placement

4.2	Form of Warrant Agreement for November 2006 private placement

31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TELANETIX, INC.
Dated: November 14, 2006
By: /s/ Richard M. Ono
Mr. Richard M. Ono
Chief Financial Officer